 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.4

AM Product Distribution Agreement

This AM PRODUCT DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the Closing Date (as defined in the Stock Purchase Agreement (as defined below)) (the “Effective Date”), by and between Spansion LLC, a Delaware limited liability company (“Spansion”), and Fujitsu Suemiconductor Limited, a Japanese corporation (“FSL”). Spansion and FSL are hereinafter also referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, FSL, Nihon Spansion Limited, a Japanese corporation (“Buyer”), and Spansion have entered into a certain Stock Purchase Agreement effective as of April 30, 2013 (“Stock Purchase Agreement”), pursuant to which, Buyer and Spansion purchase from FSL, and FSL sells to Buyer and Spansion, FSL’s (and its Subsidiaries’) fabless business of design, development, marketing, distribution and sale of certain analog semiconductor products and microcontroller products, pursuant to a series of transactions contemplated in the Stock Purchase Agreement (such transactions, “Transactions”); and

WHEREAS, in connection with the Transactions, FSL and Spansion wish to enter into an arrangement for FSL’s distribution of the AM Products (as defined in the Stock Purchase Agreement), in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, Spansion and FSL agree as follows:

AGREEMENT

1.	DEFINITIONS; INTERPRETATION.

1.1     Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions. Capitalized terms that are used in this Agreement but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

1.1.1     “ACN Procedures” means Spansion’s then-current standard procedures for providing notification of product and product-related changes, as provided to FSL in writing from time to time.

1.1.2     “Action Plan” has the meaning set forth in Section 13.2.1.

1.1.3     “AM Product Assembly and Test Services Agreement” means the AM Product Assembly and Test Services Agreement entered into by and between FSL and Spansion as of the Effective Date.

1.1.4     “AM Product Foundry Agreement” means the AM Product Foundry Agreement entered into by and between FSL and Spansion as of the Effective Date.

1.1.5     “AM Product Manufacturing Agreements” means, collectively, the AM Product Foundry Agreement, AM Product Sort Services Agreement and AM Product Assembly and Test Services Agreement.

1.1.6     “AM Product Sort Services Agreement” means the AM Product Sort Services Agreement entered into by and between FSL and Spansion as of the Effective Date.

1.1.7     “Assigned Spansion Trademarks” mean those Spansion Trademarks, if any, that were assigned to Spansion or any of its Affiliates pursuant to any of the Transaction Agreements.

1.1.8     “Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement.

1.1.9     “Binding Forecast” has the meaning set forth in Section 4.1.

1.1.10     “Binding Period” has the meaning set forth in Section 4.1.

1.1.11     “Channel Partner” means any Entity other than an FSL Affiliate who is appointed by FSL as a sub-distributor or sales representative of FSL, pursuant to a written agreement between FSL and such Entity, in accordance with Section 5.2. A list of Channel Partners as of the Effective Date is set forth in Schedule 1.1.11, and all Persons on such list are deemed to have been approved in advance by Spansion pursuant to Section 5.2 below. FSL will provide Spansion with an updated Schedule 1.1.11 or other reasonable form of notice from time to time whenever it appoints a new Channel Partner or terminates an existing Channel Partner.

1.1.12     “Customer” means an Entity, other than FSL in its capacity as distributor hereunder, that purchases AM Products, but excluding Sub-distributors.

1.1.13     “Custom AM Product” means any AM Product that has sufficiently unique attributes that it may only be sold to a single Customer or to a limited number of Customers. [*]

1.1.14     “Design Mark” has the meaning set forth in Schedule 6.5.

1.1.15     “Documentation” means any and all documents or materials, whether in printed form or in any electronic form or media, that relate to AM Products and are provided by Spansion to FSL hereunder, including marketing materials and brochures, manuals, published AM Product price lists and AM Product specifications, but expressly excluding documents that constitute Confidential Information of Spansion.

1.1.16     “Entity” means any Person (other than an individual).

1.1.17     [*]

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.18     “FAEs” has the meaning set forth in Section 8.2.

1.1.19     “Forecast” has the meaning set forth in Section 4.1.

1.1.20     “Forecasted AM Product Requirements” has the meaning set forth in Section 4.1.

1.1.21     [*]

1.1.22     “FSL Contributed Accounts” has the meaning set forth in Section 10.5.

1.1.23     [*]

1.1.24     “FSL Territory” means [*].

1.1.25     “Guidelines” has the meaning set forth in Section 6.5.

1.1.26     “INCOTERMS 2010” means the International Rules for the Interpretation of Trade Terms, published by the International Chamber of Commerce in the year 2010.

1.1.27     “Initial Purchase Price” has the meaning set forth in Section 11.3.

1.1.28     “Initial Term” has the meaning set forth in Section 19.1.

1.1.29     [*].

1.1.30     [*]

1.1.31     “Marketing Plan” has the meaning set forth in Section 10.1.2.

1.1.32     [*]

1.1.33     “Production Volume” means, for a particular Technology for a particular Quarter, Spansion’s projected volume of Wafer Outputs for such Technology during such Quarter, as reasonably determined by Spansion at the beginning of the relevant Quarter.

1.1.34     “Purchase Orders” has the meaning set forth in Section 3.1.

1.1.35     “Purchase Price” means the price per AM Product at which Spansion shall sell such AM Product to FSL in accordance with Section 11.

1.1.36     “Quarter” means a Spansion fiscal quarter.

1.1.37     “Reduced Sales Price” has the meaning set forth in Section 11.3.2.

1.1.38     “Renewal Term” has the meaning set forth in Section 19.1.

1.1.39     “RSP” has the meaning set forth in Section 11.2.

  [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.40     “Spansion Board” means the Board of Directors of Spansion.

1.1.41     “Spansion Trademarks” means any trademarks, trade names, service marks or logos (“Trademarks”) used by Spansion or its Affiliates in connection with AM Products, including those Trademarks set forth in Schedule 1.1.41.

1.1.42     “Standard AM Product” [*]

1.1.43     “Sub-distributors” [*]

1.1.44     “Technology” means each process technology used by Spansion in the production of AM Products. [*]

1.1.45     “Term” has the meaning set forth in Section 19.1.

1.1.46     “Trademark License Agreement” means the Trademark License Agreement entered into by and between FSL and Spansion as of the Effective Date.

1.1.47     “VAT” has the meaning set forth in Section 11.7.

1.1.48     “Wafer Output” means a semiconductor wafer manufactured by or for Spansion for a specific Technology.

1.1.49     “Warranty Period” has the meaning set forth in Section 14.1.

1.2     Interpretation.

1.2.1     Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

1.2.2     Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3     Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to an Entity include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	APPOINTMENT; GRANT OF RIGHTS

2.1     Grant of Distribution Rights.

2.1.1     Grant of Rights. Subject to the terms and conditions of this Agreement, Spansion grants to FSL, during the Term, (a) an exclusive (even as to Spansion) right to market, sell and otherwise distribute AM Products, directly or indirectly (including through Sub-distributors), to [*], and (b) a non-exclusive right to market, sell and otherwise distribute AM Products, directly or indirectly (including through Sub-distributors), to [*] that are not [*]. For the avoidance of doubt, the foregoing rights include the exclusive (even as to Spansion) right for FSL to appoint sub-distributors and sales representatives in the FSL Territory and with respect to any [*]. Spansion acknowledges and agrees, in planning and conducting its marketing, sales and distribution of AM Products, (i) to respect the relationships between FSL (including Sub-distributors) and [*] and not to interfere, or permit or cause any other Person to interfere, with such relationships, and (ii) not to, and not to permit or cause any other Person to, market, sell and otherwise distribute AM Products, directly or indirectly, to any [*]. For the avoidance of doubt, the term “interfere” will be deemed to exclude responses by Spansion itself or other Spansion distributors to requests by [*] without solicitation by Spansion or such other distributors to purchase AM Products from Spansion or such other distributors. No other grant of distribution rights to FSL is implied by this Agreement. For the avoidance of doubt, FSL’s rights granted hereunder exclude, among other things, the right to market, sell and otherwise distribute AM Products to Persons other than [*], provided that the foregoing shall not apply with respect to Spansion’s obligation to pay a commission fee for each AM Product sold to FSL Contributed Accounts pursuant to Section 10.5.

2.1.2     Location of Sale. For purposes of determining the location of a sale of any AM Product, the “ship to” location on the Purchase Order shall be determinative.

2.2     FSL Obligations and Restrictions.

2.2.1     Best Efforts. FSL shall use its Best Efforts to promote the sale of AM Products to the [*]. In light of the foregoing, the application of the provisions of Section 2306(2) of the California Commercial Code to the Parties (and other comparable or similar Applicable Laws and principles of common law) is hereby excluded.

2.2.2     Commitments. Notwithstanding anything to the contrary herein, FSL shall have no right to make any commitment on behalf of Spansion with respect to AM Product availability.

2.2.3     [*]. FSL agrees that, during the term of this Agreement, it will not, itself or through its Subsidiaries or Affiliates whose business decisions FSL has the power to direct, market, sell or otherwise distribute [*], without the prior written consent of Spansion on each occasion; provided, however, that FSL may, itself or through its Subsidiaries or Affiliates whose business decisions FSL has the power to direct, market, sell or otherwise distribute (a) to any [*] any product set forth in Schedule 2.2.3, or (b) to [*] any products that are otherwise expressly permitted under the Stock Purchase Agreement or any other Transaction Agreement to be marketed, sold or otherwise distributed. Further, if FSL notifies Spansion at any time of its desire to market, sell or otherwise distribute [*], whether itself or through any of its Subsidiaries or Affiliates whose business decisions FSL has the power to direct, then Spansion agrees to discuss each such request with FSL in good faith, but Spansion shall have no obligation to approve such [*].

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.4     Inventory Reporting. FSL will report on the amount and status of any AM Product inventory held by FSL [*], and will provide Spansion with point of sales reports (providing the types of information specified in Schedule 2.2.4) [*] (and will use Best Efforts to enable the provision of such point of sales reports [*] in a format to be agreed upon by the Parties in writing.

3.	ORDERING; SHIPPING

3.1     Orders. FSL will accept purchase orders for AM Products from Customers and Channel Partners, in accordance with its customary practices. To purchase AM Product(s) from Spansion and/or its Affiliates, FSL and/or its Affiliates shall issue purchase orders for AM Products (“Purchase Orders”), which shall specify the Purchase Order number, type and quantity of AM Product(s) ordered, Purchase Price (and the price to be paid to FSL for the AM Product(s) by the relevant Customer or Channel Partner), place(s) of delivery (which shall be the location identified in the relevant Customer or Channel Partner purchase order issued to FSL and/or its Affiliates), and delivery date(s). These Purchase Orders may take the form of electronic submissions in a mutually-acceptable format (including submissions currently referred to as [*]) so long as they contain the same information specified above for Purchase Order, even if such submissions may not be referred to specifically as “purchase orders” when transmitted. FSL and/or its Affiliates shall place each Purchase Order with Spansion and/or its Affiliates sufficiently in advance of the delivery date to allow for Spansion’s AM Product delivery lead times, as set forth in Spansion’s most recent lead time report provided to FSL (which, with respect to any AM Products manufactured pursuant to the AM Product Manufacturing Agreements, shall be consistent with the lead times set forth therein). Spansion shall accept any Purchase Order submitted by FSL and/or its Affiliates to the extent that such Purchase Order (a) conforms to the foregoing lead times, (b) provides for AM Product volumes that are consistent with the volumes set forth in the corresponding Binding Forecast, and (c) does not provide for a “ship to” location, Customer or Sub-distributor that is inconsistent with FSL’s and its Sub-distributors’ distribution rights hereunder. [*] Spansion shall notify FSL and, if applicable, the FSL Affiliate issuing the Purchase Order, as soon as possible if Spansion believes that a Purchase Order for AM Products does not meet the foregoing requirements for acceptance by Spansion. In the event of any discrepancy between a Purchase Order or any response thereto and the terms or conditions of this Agreement, the terms and conditions of this Agreement shall prevail and any inconsistent, conflicting or additional terms set forth in such Purchase Order or response shall be deemed null and void.

3.2     [*]

3.3     [*]. FSL may [*], upon written notice to Spansion at least [*]. Spansion will determine [*] with respect to [*] where notice of [*], in advance of [*] and apply [*] to [*], although the Parties acknowledge that exceptions may be made on a case-by-case basis [*]

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4     [*]. FSL may [*], upon notice to Spansion at least [*], but only upon the agreement of Spansion. [*] payable to Spansion in an amount [*]. Spansion will also determine [*] with respect to [*]. Spansion will inform [*] of its [*] in respect of [*] and apply such policies to [*] although the Parties acknowledge that exceptions may be made on a case-by-case basis [*]

3.5     Shipping. Spansion shall notify FSL at the time of shipment as to the quantity of AM Product(s) shipped and the specific shipping information. [*] unless otherwise mutually agreed upon in writing by the Parties. Spansion shall deliver the ordered AM Product by the applicable delivery date(s), provided that [*]. Upon a bona fide, reasonable, [*], FSL may specify that AM Product shipments may not be late and if Spansion has agreed in advance for [*] that a particular shipment—or shipments [*]—will be subject to timeliness requirements, then in the event that any shipment is delayed and not timely, FSL may direct Spansion to ship such AM Products by reasonable premium transportation designated by FSL and Spansion shall bear the reasonable expense of any difference in cost due to such premium transportation. Spansion shall ship the ordered AM Product(s) to the delivery address(es) set forth in the applicable Purchase Order.

3.6     Title and Risk of Loss. Delivery of AM Products from any Spansion facility to FSL, any Sub-distributor or any Customer shall be [*] in accordance with INCOTERMS 2010, unless otherwise agreed in writing by the Parties, and title and risk of loss shall pass from Spansion to FSL [*]. It is understood and agreed that risk of loss shall reside with the Party that bore the risk of loss at the time the loss or damage occurred, [*] regardless of when the loss or damage is discovered.

3.7     [*]. AM Products assembled by or on behalf of (a) FSL or any Affiliate of FSL prior to the Effective Date, or (b) FSL under the AM Product Assembly and Test Services Agreement, shall be [*] in accordance with the terms and conditions of this Agreement.

4.	FORECASTS; PRODUCT ALLOCATIONS

4.1     Forecasts. FSL, working together with Spansion, shall, [*], provide Spansion with a non-binding forecast (a “Forecast”) setting forth FSL’s projected AM Product needs [*] (“Forecasted AM Product Requirements”). Notwithstanding the foregoing, each Forecast shall be firm and binding on both Parties for the Forecasted AM Products Requirements for [*] set forth in such Forecast ([*], the Forecast’s “Binding Period,” and the portion of the Forecast corresponding to [*], the “Binding Forecast”). Each Forecast will be organized by FSL on a product-by-product basis, and will contain a forecast for each AM Product. Spansion shall use Best Efforts to increase or reduce, as applicable, Production Volume to fulfill FSL’s Forecasted AM Product Requirements set forth in each Forecast, and without limiting the foregoing, shall increase or reduce, as applicable, Production Volume to fulfill the Forecasted AM Product Requirements set forth in each Binding Forecast. Spansion shall in any event be able to adjust Production Volume in order to take into account its assessment of current market conditions.

5.	AFFILIATES AND CHANNEL PARTNERS

5.1     Right to Appoint Affiliates. FSL hereby grants to Spansion the right during the Term to appoint any Affiliate of Spansion for purposes of accepting and fulfilling Purchase Orders from FSL and its Affiliates hereunder [*] Spansion hereby grants to FSL the right during the Term to appoint any Affiliate of FSL as a sub-distributor or sales representative of FSL, or for purposes of issuing Purchase Orders or otherwise purchasing AM Products under this Agreement [*]

  [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2     Right to Appoint Channel Partners. Subject to the terms and conditions of this Agreement, Spansion hereby grants to FSL the right during the Term to appoint any Entity (through multiple tiers) that is not an Affiliate of FSL as a sub-distributor or sales representative of FSL [*]

5.3     [*]

5.4     Termination of a Channel Partner. FSL shall have the right during the Term to terminate one or more Channel Partners, provided that FSL provides prior written notice to Spansion of any termination. [*]

6.	TRADEMARK LICENSE AND RESTRICTIONS; MAINTENANCE; DOCUMENTATION

6.1     Branding. Subject to pre-existing inventory which contains branding of FSL and/or its Affiliates, all other AM Products will be Spansion-branded only, as directed by Spansion, unless otherwise set forth in the Trademark License Agreement or otherwise agreed by the Parties on a case-by-case basis.

6.2     License. Subject to the terms and conditions of this Agreement, Spansion hereby grants to FSL a non-exclusive, royalty-free, fully paid up license (including the right to grant sublicenses), during the Term, to use and display the Spansion Trademarks anywhere in the world in connection with [*], in all cases solely in connection with the marketing, promoting, advertising, sale and distribution of AM Products as expressly permitted herein, and in connection with FSL’s obligations set forth in Sections 5, 8, and 10. The license granted to FSL under this Section 6.2 shall not include the right to use the Spansion Trademarks to form combination marks with other Trademarks.

6.3     No Additional Rights. FSL shall not use any other Trademark confusingly similar to the Spansion Trademarks in connection with the marketing, sales or distribution of AM Products without the prior written approval of Spansion. FSL understands and agrees that (a) as between the Parties, Spansion is the sole owner of all right, title and interest in and to the Spansion Trademarks, (b) the use of any Spansion Trademark in connection with this Agreement shall not create in FSL any right, title or interest in or to the Spansion Trademarks, and (c) all such use and goodwill associated therewith shall inure solely to the benefit of Spansion. FSL shall not challenge the validity of the Spansion Trademarks, nor shall FSL challenge or take any action inconsistent with Spansion’s ownership of the Spansion Trademarks or the enforceability of Spansion’s rights therein, unless, solely with respect to those Spansion Trademarks that are not Assigned Spansion Trademarks, the Spansion Trademark in question is used (without violation of Spansion’s rights) or owned by FSL or any of its Affiliates (whether or not such Spansion Trademark is registered in any particular jurisdiction) prior to Spansion’s adoption or use of the Spansion Trademark, as demonstrated by FSL.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4     Registration. Spansion shall retain the exclusive right to apply for and obtain registrations for the Spansion Trademarks throughout the world. FSL, upon Spansion’s reasonable request, agrees to reasonably cooperate with Spansion’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect Spansion’s Intellectual Property Rights in the Spansion Trademarks, including by providing Spansion with brochures, manuals, advertisements and other materials concerning AM Products. Any cooperation that FSL provides in accordance with this Section 6.4 shall be at Spansion’s sole cost, provided that such costs are reasonably incurred.

6.5     Quality Control. All use of the Spansion Trademarks in connection with the performance of this Agreement shall be in accordance with the Spansion trademark guidelines attached hereto as Schedule 6.5, as may be reasonably amended from time to time by Spansion upon reasonable prior written notice to FSL (“Guidelines”)[*] FSL shall not use the Spansion Trademarks in connection with the performance of this Agreement in any manner other than expressly authorized by this Agreement. From time to time upon Spansion’s request, FSL shall submit to Spansion samples of all FSL materials bearing the Spansion Trademarks. If Spansion discovers any use of the Spansion Trademarks inconsistent with the Guidelines on any such submitted samples, and delivers to FSL a writing describing in reasonable detail the improper use, FSL shall promptly cease or remedy such use.

6.6     Documentation. Subject to the terms and conditions of this Agreement, Spansion grants to FSL a non-exclusive, royalty-free, fully paid up license (including the right to grant sublicenses), during the Term, to use, display, translate, modify to make consistent with in its own documentation, copy and otherwise reproduce and distribute (either on its own, or in conjunction with, or as incorporated in FSL product documentation) the Documentation anywhere in the world in connection with [*], solely in connection with the marketing, promoting, advertising, sale and distribution of AM Products as expressly permitted herein, and in connection with FSL’s obligations set forth in Sections 5, 8, and 10. [*]

6.7     Other Transaction Agreements. Notwithstanding the foregoing and for clarity, nothing in this Section 6 is intended to limit, restrict or otherwise modify any rights or licenses under any Intellectual Property Rights retained by or granted to FSL or any of its Affiliates under any other Transaction Agreement.

7.	[*]

8.	CUSTOMER SUPPORT RESPONSIBILITIES

8.1     [*]. FSL will maintain a [*] in order to better enable FSL [*]. FSL will provide Spansion with [*], to better enable Spansion [*]. Spansion shall have no right to use, and shall not use, any [*]. In the event FSL has an obligation to [*], FSL will use reasonable efforts to [*] for the purposes set forth under this Section 8.1. [*]

8.2     Post-Sale Applications Support. FSL and Spansion will provide reasonable field applications support to Customers that are designing in AM Products ; provided, however, that FSL shall have no obligation to provide any support to field applications engineers (“FAEs”) to the [*].

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3     Warranty, Field Support. FSL will reasonably assist Spansion and Customers in connection with Spansion’s compliance with and fulfillment of its warranty policies and, specifically, with respect to the following Spansion processes: Return Material Authorizations (RMAs); Customer Corrective Action Requests (CCARs); and Advanced Change Notifications (ACNs). Spansion may alter these processes from time to time in its sole discretion and upon prior written notification to FSL, and FSL will assist Spansion in accordance with the revised processes, provided that FSL will have no obligation to provide such assistance if any such alterations would require FSL to incur significant additional costs or compliance burdens[*]

8.4     Sub-distribution Channel Design Registration. FSL will assist Spansion and Customers regarding Sub-distribution Channel Design Registrations on terms and conditions, and in accordance with procedures, to be agreed by the Parties.

9.	CHANGES IN SPECIFICATIONS AND DESIGNS

Except as otherwise agreed by the Parties on a case-by-case basis: (a) with respect to any proposed change to the specifications or designs of any AM Product, or to a proposed change to cease further production of an AM Product, Spansion shall notify FSL of the proposed change in accordance with the ACN Procedures; and (b) Spansion will then commercially release such change, or phase out production of an AM Product, in accordance with the ACN Procedures (provided, however, that in each case, Spansion will take into account in the timing of the release of such change, or the timing of the phase out of the AM Product, as applicable, any concerns expressed to Spansion by FSL or any of FSL’s Sub-distributors or Customers regarding the timing of such release or termination). Spansion shall provide to FSL a copy of the ACN Procedures from time to time, as and when updated.

10.	MARKETING; SALES

10.1     Global Marketing Policies and Campaign.

10.1.1     Marketing Policies. Spansion will establish global policies regarding public relations and marketing, including the form and content of AM Product marketing and promotional materials and advertisements, such policies to be amended by Spansion from time to time in its reasonable discretion. Spansion shall promptly notify FSL in writing of any amendments to such policies. FSL shall comply with such policies, to the extent permitted by Applicable Law.

10.1.2     Marketing Campaign. Spansion will, on an annual basis, develop a global marketing plan for AM Products, in consultation with FSL (each, a “Marketing Plan”). Each Party will be responsible for performing the obligations under each Marketing Plan which such Party has agreed to in writing, and FSL shall bear all costs and expenses it has agreed in writing to bear in connection therewith. Spansion will update each Marketing Plan on an as-needed basis. Spansion will apportion its global marketing expenditures across all geographic territories, including the FSL Territory, as it reasonably determines is appropriate, taking into consideration AM Product sales opportunities. Spansion agrees to use commercially reasonable efforts to consider FSL’s input as Spansion creates and updates the Marketing Plan.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2     Joint Marketing.

10.2.1     Restriction. If agreed in writing by the Parties, FSL may engage in joint marketing or promotional campaigns in which both Parties are referenced. The Parties agree and acknowledge that using Spansion-produced marketing materials and the Spansion Trademarks in connection with FSL’s normal sales activities (including by modifying Spansion marketing materials for incorporation into FSL’s general product marketing materials in accordance with Section 10.7.2) shall not constitute a joint marketing campaign.

10.2.2     Joint Campaign Activities and Costs. Notwithstanding Section 10.2.1, FSL may request that Spansion establish and implement a joint marketing campaign. Upon such request, Spansion may agree to establish such a joint marketing campaign on terms to be agreed. [*]

10.2.3     Spansion Support. Upon FSL’s request, Spansion may, but [*], participate in FSL-led marketing activities directed at a specific Customer or group of Customers within the FSL Territory or at any [*]. Spansion’s decision as to whether it will participate in such activities will take into account [*].

10.3     Market Intelligence. FSL will use commercially reasonable efforts to keep Spansion informed of industry trends and competitive conditions that may affect the sale of AM Products in the FSL Territory, to the extent FSL becomes aware of such trends or conditions.

10.4     [*]; Efforts. FSL will [*] in the FSL Territory from time to time, taking into account prevailing market conditions. FSL will use commercially reasonable efforts to [*], taking into account prevailing market conditions.

10.5     [*] Neither FSL nor any Sub-distributor may engage in any Customer referrals or design-in activities related to the AM Products [*] without the prior written consent of Spansion on a case-by-case basis, such consent not to be unreasonably conditioned, delayed, or withheld. [*]

10.6     [*]

10.6.1     [*]

10.6.2     Marketing Support. Spansion will, at Spansion’s sole cost, provide FSL with all marketing application support reasonably requested by FSL in connection with FSL’s demand creation activities, including by providing FSL with a reasonable number of AM Product samples for use in connection with FSL’s demand creation activities. FSL acknowledges that nothing in this Agreement limits Spansion’s rights to contact customers of AM Products for support purposes; provided, however, that Spansion may not contact [*] for support purposes without providing reasonable prior written notice to FSL.

10.7     Marketing Materials.

10.7.1     Customization Assistance. FSL will, upon Spansion’s reasonable request, assist Spansion with the customization of Spansion’s AM Product marketing and promotional materials for particular geographic regions within the FSL Territory and for specifically identified Lead opportunities. [*]

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7.2     Marketing Materials. Spansion will be solely responsible for producing general AM Product marketing and promotional materials. Spansion will provide FSL with a reasonable amount of such materials, including for the purpose of enabling FSL to engage in demand creation activities pursuant to Section 10.6. FSL shall have the right at its own cost to modify such materials in order to incorporate Spansion marketing materials into FSL’s general product marketing materials in such a manner that conforms with FSL’s general marketing practices.

10.8     Training. Spansion shall, both on an ongoing basis and reasonably in advance of implementing any material updates, enhancements, modifications or changes to AM Products or commencing commercial production of new versions or models of AM Products, and otherwise upon FSL’s reasonable request, (a) provide adequate training to all FSL field sales personnel, sales support personnel, and field applications personnel engaged in the promotion and sale of AM Products, and to such personnel of any Sub-distributors to the extent FSL reasonably determines that such Sub-distributors require such training, and (b) provide to FSL (and to Sub-distributors, to the extent reasonably required thereby as reasonably determined by FSL), at no charge, a reasonable number of items of hardware and software (including evaluation boards and samples) necessary for such personnel to familiarize themselves with such AM Products to promote, sell and support such AM Products. Each Party will bear its own costs and expenses regarding the training set forth in this Section 10.8.

10.9     Other Assistance. FSL shall provide Spansion with such additional sales and/or marketing support activities as Spansion may reasonably request from time to time, on terms and conditions to be agreed in writing by the Parties.

11.	PRICE; PAYMENTS; TAXES

11.1     [*]

11.2     Price List. [*], Spansion shall provide FSL with an updated price list which, among other things, shall both set forth Spansion’s recommended sales price (“RSP”) for each AM Product, [*] to which such price list relates, and designate each AM Product as either a Standard AM Product or a Custom AM Product. [*] The Parties will use Best Efforts to establish a real-time price change notification procedure, but acknowledge that on the Effective Date means to establish such a procedure have not been implemented. Price changes shall apply to all Purchase Orders received by Spansion after the effective date of the change and Spansion may in its discretion [*] received prior to the effective date of the change. Spansion will establish policies and procedures whereby Spansion will honor long-term pricing commitments to FSL as agreed to by Spansion.

11.3     Purchase Price of AM Products. The Purchase Price for each AM Product shall be equal to [*] of the then-current RSP of such AM Product at the time the order was booked (i.e., when the applicable Purchase Order was accepted) (“Initial Purchase Price”). The Initial Purchase Price for each AM Product is subject to the following adjustments:

11.3.1     [*]

11.3.2     [*]

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.4     Payment Terms. Spansion shall issue and deliver an invoice to FSL for any amount payable to Spansion pursuant to this Agreement. Unless otherwise agreed by the Parties, payments for AM Products delivered in accordance with Section 3.6 shall be made as follows: for each applicable Quarter, (a) payment for invoices delivered by Spansion to FSL for AM Products delivered during the first (1st) month of such Quarter shall be made no later than [*]; (b) payment for invoices delivered by Spansion to FSL for AM Products delivered during the second (2nd) month of such Quarter shall be made no later than [*]; and (c) payment for invoices delivered by Spansion to FSL for AM Products delivered during the third (3rd) month of billing for such Quarter shall be made no later than [*]. In no event shall Spansion deliver an invoice before delivery of the AM Products (or, in the event of joint marketing costs payable in accordance with Section 10.2.2, before incurring the costs to which such invoice relates). If the end of the payment period falls on a non-business day of FSL, payment may be made on the following business day. All amounts payable by FSL to Spansion shall be paid by wire transfer of Japanese Yen or U.S. Dollars, as mutually agreed, in immediately available funds to such financial institution and account number as Spansion may designate in writing to FSL.

11.5     Currency. All RSPs shall be quoted in U.S. Dollars, except for AM Products purchased by Customers in the FSL Territory or for Japanese customers that pay for AM Products in Japanese Yen, in which cases, the RSPs shall be quoted in both U.S. Dollars and Japanese Yen.

11.6     Late Payments. If FSL fails to make any payment on or before the required payment date, FSL shall be liable for interest on such payment at the rate of [*] per annum or the maximum amount allowed by Applicable Law, whichever is less.

11.7     Taxes. All amounts payable for AM Product sold by Spansion to FSL hereunder are exclusive of any taxes. FSL shall reimburse Spansion only for the following tax payments with respect to the sale of AM Product under this Agreement unless an exemption applies: state and local use taxes arising in the United States of America, value added taxes or other similar taxes on turnover (“VAT”) arising in relevant jurisdictions imposing VAT and consumption taxes arising in Japan. Spansion shall cause all such amounts reimbursed by FSL to be paid to the appropriate Governmental Bodies as required by Applicable Law. If Spansion is required by law to charge use, consumption, VAT or similar taxes to FSL, Spansion will ensure its invoices are in proper form to enable FSL to claim VAT or other applicable deductions, if FSL is permitted by law to do so. In the event that FSL is required by Applicable Law to make any deduction or to withhold any amount from any sum payable by FSL to Spansion hereunder, (a) FSL will remit such amounts to the appropriate Governmental Bodies and promptly furnish Spansion with original tax receipts evidencing the payment of such amounts, and (b) the sum payable by FSL upon which the deduction or withholding is based will be decreased accordingly.

12.	QUARTERLY BUSINESS REVIEW

12.1     Meetings. FSL and Spansion will meet once each Quarter, at a time and place to be agreed by the Parties. The Parties may attend these meetings in person, by telephone or via videoconference. Each Party will bear its own costs and expenses incurred in connection with attending such meetings. Subject to Sections 12.2 and 12.3, and upon mutual agreement of the Parties, FSL and Spansion may hold such meetings jointly with any other sub-distributor or sales representative.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2     Meeting Topics. At these Quarterly meetings, the Parties will, among other things: (a) review the status and overall effectiveness of Spansion’s marketing activities and, if applicable, the status and overall effectiveness of Spansion–FSL joint marketing activities undertaken in accordance with Section 10.2.2; (b) discuss potential Leads and actual or potential Customer support issues; (c) discuss Customer and Sub-distributor input and feedback regarding AM Products or proposed Spansion new product offerings; (d) evaluate the general effectiveness of FSL’s marketing activities in relation to Spansion’s then-current Marketing Plan; (e) evaluate the performance of Channel Partners; and (f) discuss other issues and concerns raised by the Parties. In no event will joint meetings in which Spansion and two or more distributors or sales representatives participate (including FSL), contain a discussion of any distributor’s independent sales activities, AM Product pricing or allocation decisions. Information obtained by Spansion from FSL with regard to FSL’s independent sales activities, AM Product pricing or allocation shall be subject to the obligations set forth in Section 15, and shall not be disclosed to any other Person, except as otherwise expressly permitted hereunder, including without limitation as permitted under Section 8.1.

12.3     Not Corrective Action. The Parties acknowledge and agree that (a) these quarterly meetings will not be used as a forum in which to institute the commencement of corrective action procedures against FSL in the event that Spansion believes that FSL’s sales performance is unsatisfactory, and (b) Spansion may only take corrective action against FSL on the basis of the factors, and in accordance with the procedures, set forth in Section 13 below.

13.	[*]

13.1     [*]

13.1.1     [*]

13.1.2     [*]

13.1.3     [*]

13.1.4     [*]

13.1.5     [*]

13.2     [*]

13.2.1     [*]

13.2.2     [*]

13.2.3     [*]

  [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2.4     [*]

13.2.5     [*]

13.3     [*]

14.	WARRANTIES

14.1     Spansion AM Product Warranty. Spansion represents and warrants to FSL that the AM Products shall operate in accordance with the Documentation and other written specifications therefor, and shall be free from defects in functionality, materials and workmanship, for a period of [*] from the date that such AM Products [*] in accordance with Section 3 (the “Warranty Period”). The Parties may extend such Warranty Period [*] upon mutual written agreement of the Parties on a case-by-case basis.

14.2      [*], FSL and Spansion will discuss a solution in good faith.

14.3     Remedies. In the event that FSL notifies Spansion during the applicable Warranty Period that any AM Product does not conform to the warranty provisions set forth in Section 14.1, Spansion shall, at Spansion’s option, (a) [*] in accordance with the AM Product return and problem verification procedures set forth in Section 8.3, (b) [*], or (c) [*] for such defective AM Product. Spansion shall [*] in connection with the [*] defective AM Products.

14.4     No Warranty Pass Through. FSL shall have the right to independently make AM Product warranties to Customers and Sub-distributors consistent with the AM Product warranty made by Spansion under this Agreement. FSL hereby indemnifies and holds Spansion harmless from and against any liabilities, losses, damages, costs and expenses, including attorneys’ fees and costs, incurred by Spansion resulting from any claims based on or related to any representation or warranty made by FSL regarding the AM Products that is inconsistent with the warranty made by Spansion hereunder.

14.5     Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.     CONFIDENTIAL INFORMATION

15.1     Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party's express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 15.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term (as hereinafter defined) and for a period of five (5) years from the date of termination of this Agreement. For clarity, expiration of the obligations set forth in this Section 15.1 shall not be deemed to expand any license to any Intellectual Property Rights under any Transaction Agreement or waive any confidentiality or non-use obligations under the IP License Agreement.

15.2     Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party's tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party's tangible (including written or electronic) records in existence at such time. Further, and notwithstanding Section 15.1 above or any other provision of this Agreement, to the extent any information or materials disclosed by either Party to the other Party under this Agreement constitute Assigned Technology (as defined in the IP Assignment Agreement) or Retained Technology (as defined in the IP License Agreement), the Parties’ respective obligations with respect to the use and disclosure of such information or materials shall be governed by the confidentiality provisions set forth in the IP License Agreement (and not this Agreement), and the confidentiality provisions set forth in this Agreement (including in this Section ) shall not govern the use or disclosure of such information or materials.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.3     Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law, provided that in the case of any filing with a Governmental Body that would result in public disclosure of the terms hereof, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

15.4     Other Agreements. Notwithstanding anything to the contrary in this Agreement (including this Section 15), and for purposes of clarity, nothing in this Agreement (including this Section 15)  is intended to limit, restrict or otherwise modify: (a) FSL’s or any of its Affiliates’ ownership of or rights or licenses under any Intellectual Property Rights, including those granted by Spansion under any other Transaction Agreement, or (b) Spansion’s or any of its Affiliates’ ownership of or rights or licenses under any Intellectual Property Rights, including those assigned or transferred to Spansion or any of its Affiliates under any other Transaction Agreement.

16.	CONSEQUENTIAL DAMAGES WAIVER

TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR ANY THIRD PARTY CLAIMING THROUGH OR UNDER SUCH PARTY, UNDER ANY LEGAL THEORY, FOR ANY COSTS (INCLUDING WITHOUT LIMITATION LABOR COSTS) FOR IN-THE-FIELD INSTALLATION OR REPAIR WORK, OR FOR OTHER SIMILAR REWORK COSTS, OR FOR ANY LOSS OF PROFITS, REVENUES OR GOODWILL, LOSS OF DATA, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING PROVISIONS OF THIS SECTION 16 SHALL NOT BE DEEMED TO LIMIT SPANSION’S INDEMNITY OBLIGATIONS UNDER SECTION 18.

17.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO SPANSION’S INDEMNITY OBLIGATIONS UNDER SECTION 18, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH, NEGLIGENCE, INFRINGEMENT, IN TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNTS PAID OR PAYABLE BY FSL TO SPANSION IN THE MOST RECENT FULL CALENDAR YEAR PRECEDING EITHER PARTY’S INITIAL NOTICE TO THE OTHER PARTY OF ANY CLAIM OR POTENTIAL CLAIM HEREUNDER.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.	SPANSION INDEMNITY

18.1     Indemnity. Spansion shall indemnify and hold each Seller Indemnified Party harmless from and against any and all Losses resulting from or arising out of any Third-Party Claim instituted against or made upon (i) such Seller Indemnified Party, or (ii) any subcontractor, distributor, reseller or customer of such Seller Indemnified Party (solely to the extent such Seller Indemnified Party is legally obligated to provide indemnification to such subcontractor, distributor, reseller or customer for such Losses and such subcontractor, distributor, reseller or customer has sought indemnification from such Seller Indemnified Party for such Losses), in each case, in or under which such Third Party alleges, asserts, or otherwise claims that the AM Products purchased, marketed, sold or otherwise distributed under this Agreement or any manufacturing, assembly, packaging or other processes or Technology used to manufacture, assemble, package or otherwise process the AM Products (the foregoing, collectively, the “Indemnifiable Subject Matter”), or any use or other exploitation thereof, Infringe any Intellectual Property Right of such Third Party.

18.2     Exclusions. The indemnity obligations set forth in this Section 18 shall not be available for:

(a)     any Third-Party Claim which is subject to Appendix B of the Stock Purchase Agreement;

(b)     any allegation, assertion or claim of Infringement to the extent such allegation, assertion or claim is based on any modifications to the Indemnifiable Subject Matter, which modifications are made by any Seller Indemnified Party or any Third Party (unless such modification was specifically authorized or required by Indemnifying Party or its Affiliates in writing), to the extent the Infringement would not have occurred in the absence of such modification;

(c)     any allegation, assertion or claim of Infringement to the extent such allegation, assertion or claim is based on any combination of Indemnifiable Subject Matter with any product or service that is not a product or service furnished by the Indemnifying Party or its Affiliates, to the extent such Infringement would not have occurred in the absence of such combination; or

(d)     any allegation, assertion or claim based on IPR Indemnified AM Products (other than allegations, assertions or claims based on Process Technology).

18.3     Procedure. Sections 9.03, 9.04, 9.07 and 9.08 of the Stock Purchase Agreement are hereby incorporated herein by reference.

18.4     Limit on Liability. In no event shall Spansion’s liability under Section 18.1 exceed the amounts paid to FSL or its Affiliates by their respective Customers or Channel Partners for the affected AM Products.

18.5     Sole Obligation. THE FOREGOING INDEMNITIES STATE THE SOLE OBLIGATION AND EXCLUSIVE LIABILITY OF SPANSION TO THE SELLER INDEMNIFIED PARTIES, AND THE INDEMNIFIED PARTY’S SOLE RECOURSE AND REMEDY AGAINST SPANSION, FOR ANY PROCEEDING, DEMAND OR OTHER CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER SECTION 18.1 ABOVE

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.6     Special Indemnity.

18.6.1     Indemnification by Spansion.  Spansion shall defend, indemnify and hold the Seller Indemnified Parties and Fujitsu Electronics Inc. (“FEI”) harmless from and against all Losses resulting from a determination by the Japanese tax authorities that Spansion has a fixed place of business (permanent establishment) in Japan resulting from, attributable to or arising out of its purchase, ownership and/or future resale of the Transferred Inventory (as defined in the Inventory Purchase and Sale Agreement); provided that such Losses shall not include Losses for damage to reputation or similar Losses.

18.6.2     Treatment of Indemnification. Any claim by a Seller Indemnified Party for indemnification under this Section 18.6 shall be governed by the provisions of Article 9 of the Stock Purchase Agreement (applied mutatis mutandis to this Agreement), which shall constitute the exclusive remedy of the Seller Indemnified Parties and FEI with respect to any such claim.

19.	TERM AND TERMINATION

19.1     Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect until the fifth (5th) anniversary of the Effective Date (the “Initial Term”), unless terminated as set forth in this Section 19. After the expiration of the Initial Term, the term of this Agreement shall renew automatically for additional one (1) year periods, unless (a) terminated as set forth in this Section 19, or (b) either Party provides written notice to the other Party of its intention not to renew no later than [*] prior to the expiration of the then-current term (each such one (1) year period, a “Renewal Term,” and the Initial Term and any Renewal Terms, collectively, the “Term”).

19.2     Termination for Breach. In the event that either Party materially defaults in the performance of a material obligation under this Agreement, then the non-defaulting Party may provide written notice to the defaulting Party indicating: (a) the nature and basis of such default with reference to the applicable provisions of this Agreement; and (b) the non-defaulting Party’s intention to terminate this Agreement. Upon receipt of such notice, the defaulting Party shall use Best Efforts to cure the alleged breach in a timely manner, and the Parties shall meet to discuss the matter. If the breach has not been cured to the reasonable satisfaction of the non-defaulting Party within a reasonable period of time of not less than [*], and if the Parties are not otherwise able to resolve the matter, then the non-defaulting Party may terminate this Agreement upon written notice.

19.3     Termination of Distribution Rights for [*] and With Respect to [*]. Notwithstanding anything to the contrary set forth in this Agreement, if Spansion demonstrates to FSL that Spansion has established and allocated sufficient facilities and resources to service and otherwise fulfill all of the AM Product-related requirements of a particular [*], then Spansion may, by written notice to FSL, request the transfer of [*] to Spansion. Following FSL’s receipt of such request, the Parties shall cooperate to obtain [*] with respect to such transfer and, if the Parties obtain [*] before the expiration of the [*]-period commencing on FSL’s receipt of Spansion’s transfer request, then FSL’s non-exclusive right under Section 2.1 of this Agreement to market, sell and otherwise distribute AM Products to [*], as applicable, shall terminate upon such transfer, subject to FSL’s right to fulfill any outstanding purchase orders and any other supply obligations or commitments owed to [*] as of the date of such termination. Any cost or expenses in connection with a transfer described in this Section 19.3 shall be borne by [*].

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.4     Effect of Termination.

19.4.1     Return of Confidential Information. After expiration or termination of this Agreement, (a) each Party shall cease the usage of Confidential Information provided by the other Party hereunder and (b) each Party shall without delay return to the other Party all Confidential Information provided by the other Party hereunder, including any copies and extracts thereof; in each case, except to the extent such Party is licensed under the IP Assignment Agreement or IP License Agreement or is otherwise permitted or contemplated to retain or use such Confidential Information thereunder.

19.4.2     Limitation of Liability. Neither Spansion nor FSL shall be liable to the other, because of such termination, for compensation, reimbursement or damages: (i) for the loss of prospective profits, anticipated sales or goodwill; (ii) on account of any expenditures, investments or commitments made by either; or (iii) for any other reason whatsoever based upon the result of such termination.

19.4.3     Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

19.5     Outstanding Purchase Order Fulfillment. Spansion shall complete all Purchase Orders that have been previously accepted by Spansion and not specifically cancelled upon termination by FSL, and shall accept and fulfill any Purchase Orders issued by FSL for a period of [*] after termination of this Agreement, provided that the reason for termination was not a failure by FSL to pay amounts previously due to Spansion under this Agreement; provided, further, that all inventories held by or on behalf of FSL and its Sub-distributors shall be depleted by the end of such [*] period. During such period, Spansion may freely appoint additional distributors in the FSL Territory and with respect to [*].

19.5.1     Payment Obligation. FSL shall pay for all AM Products previously delivered by Spansion and all AM Products subsequently delivered by Spansion pursuant to the Purchase Orders referred to in Section 19.4.4.

19.5.2     Trademark and Documentation Licenses. All licenses relating to Spansion Trademarks and Documentation shall terminate, provided, however, that FSL shall have the right to continue to use Spansion Trademarks and Documentation, in a manner consistent with Section 6, in connection with the sale of AM Products in accordance with Section 19.4.4.

19.6     Survival. The provisions of Sections 1, 11.3 through 11.7, 14, 15, 16, 17, 18, 19.4, 19.5, 20, 21, 22, 23 and 24 shall survive any termination of this Agreement.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.	FORCE MAJEURE

Neither Party shall be liable for failure to perform, in whole or in part, its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, acts of governmental authorities, riots, insurrections, or any other cause beyond the reasonable control of a Party; provided that the affected Party promptly notifies the other Party of the occurrence of the event of force majeure set forth above and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

21.	EXPORT LAWS

Spansion shall comply with all export laws, regulations and controls imposed or administered by the U.S. Department of Commerce and all other United States Governmental Authorities, including the Export Administration Regulations of the U.S. Department of Commerce Bureau of Export Administration, and shall not export, or allow the export or re-export of, any AM Product or any Confidential Information of FSL in violation of such laws and/or regulations, or without having obtained at its expense all consents required in connection therewith.

22.	ASSIGNMENT

Neither this Agreement nor any rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by either Party (whether voluntarily or involuntarily and whether by merger, transfer of assets, operation of Applicable Law or otherwise), without the other Party’s express prior written approval, except that either Party may assign its rights, interests and obligations under this Agreement in their entirety to a successor of all or substantially all of such Party’s assets related to this Agreement upon prior written notice to the other Party. Any attempt to assign or transfer this Agreement in violation of this Section 22 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

23.	NOTICES

All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) upon receipt if delivered personally, (b) upon confirmation if telecopied or (c) on the first Business Day following dispatch if sent by a nationally-recognized overnight courier service; provided, however, that, if delivered on a date that is not a Business Day or after 5:00 p.m. on a Business Day, such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further, that such notice, request, demand, claim or other communication is delivered to the applicable Party at such Party’s address or facsimile number as set forth below.

If to Spansion, addressed to it at:

Spansion LLC

915 DeGuigne Drive

Sunnyvale, California, U.S.A. 94085

Email: jay.legenhausen@spansion.com

Fax: [*]

Attention: Jay Legenhausen, Corporate Senior Vice President, Worldwide Sales

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive,
Menlo Park, CA 94025
United States
Fax: 1-650-463-2600
Attention: Tad J. Freese, Esq.

Latham & Watkins LLP
Marunouchi Building, 32nd Floor
2-4-1 Marunouchi
Chiyoda-ku, Tokyo 100-6332

Japan
Fax: 011-81-3-6212-7801
Attention: Michael J. Yoshii, Esq.

If to FSL, addressed to it at:

Fujitsu Semiconductor Limited
Nomura Shin-Yokohama Building
2-10-23 Shinyokohama
Kohoku-ku, Yokohama 222-0033
Japan
Fax: [*]

Attention: [*]

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome
Chiyoda-ku, Tokyo 100-6529
Japan
Fax: 011-81-3-3214-6512
Attention: Jay Ponazecki, Esq.

Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

24.	MISCELLANEOUS TERMS

24.1     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

24.2     Entire Agreement. This Agreement (including any appendices, exhibits and schedules attached hereto), the Stock Purchase Agreement and other Ancillary Documents (including any appendices, exhibits and schedules attached thereto), and the other documents referred to herein constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

24.3     Counterparts and Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by either Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic method as if the original had been received.

24.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Japan.

24.5     Dispute Resolution. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be resolved in accordance with Section 11.10 of the Stock Purchase Agreement.

24.6     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

24.7     Severability. Any term or provision of this Agreement that is held as invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

24.8     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

24.9     Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of the Parties under this Agreement shall be cumulative and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement, at law, in equity or otherwise.

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature Page Follows]

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

SPANSION LLC:

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Corporate Executive Vice President and Chief Financial Officer

[Signature Page to AM Product Distribution Agreement]

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FUJITSU SEMICONDUCTOR LIMITED:

By:	/s/ Kagemasa Magaribuchi
Name:	Kagemasa Magaribuchi
Title:	Member of the Board and Corporate Senior Vice President & President, Corporate Management Unit

[Signature Page to AM Product Distribution Agreement]

  [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.1.11

CHANNEL PARTNERS

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Channel Partners and representatives shall have rights consistent with the terms of this Agreement.

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SCHEDULE 1.1.17

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SCHEDULE 1.1.29

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SCHEDULE 1.1.32

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SCHEDULE 1.1.41

TRADEMARKS

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SCHEDULE 1.1.44

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SCHEDULE 2.2.3

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SCHEDULE 2.2.4

POINT-OF-SALE REPORT INFORMATION

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SCHEDULE 5.3.1

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SCHEDULE 6.5

TRADEMARK GUIDELINES

The following Guidelines shall apply to use of the Spansion Trademarks, as provided by Section 6 of the Agreement.

1.

Correct Use of Word Trademarks in Written Materials. The Spansion Trademarks must be distinguished in print from surrounding text. Unless a Spansion Trademark is a Design Mark (as defined below), it should be graphically distinguished in one of the following manners:

(a)	printing the Spansion Trademark in upper case letters;

(b)	printing the Spansion Trademark in quotation marks;

(c)	printing the Spansion Trademark in italics;

(d)	printing the Spansion Trademark in bold face type;

(e)	underlining the Spansion Trademark.

If the Spansion Trademark is normally written in lower case letters, then it must be set off from the surrounding text in some manner (such as quotation marks or italic type) that makes it apparent it is a Trademark. Spansion Trademarks registered in a stylized form must only be used in the style and form in which they are registered.

2.              Correct Use of Design Marks. The proportions of any Spansion Trademark that is a design or is composed of stylized text (a “Design Mark”) must be maintained, even if the Design Mark is increased or decreased in size. The size of Design Marks must never be so small that the letters and shape of the logo are unrecognizable. Design Marks must always be surrounded by a clear area in which no lettering or design elements appear to ensure that the Design Mark is distinct and not attached or otherwise obscured by other graphic elements.

3.              Use of Trademarks in Conjunction with Other Marks. The Spansion Trademarks may be used in conjunction with or in close proximity to the Trademarks of another individual or entity only in such a manner that the overall appearance resulting from such use conveys the unequivocal impression that the Spansion Trademarks are associated with Spansion and that the Spansion Trademarks are separate and distinct from any product or service of the other individual or entity. The Spansion Trademarks must be used only to refer to Spansion’s products or to products that include Spansion’s products.

4.              No Alteration of Trademarks. The Spansion Trademarks must appear legibly, without alteration and in their complete form. Where these Guidelines (including any attachments) specify the exact style, positioning of the letters, spelling, dimensions and relative size of Spansion Trademarks, use of the Spansion Trademarks shall be in conformance therewith. Spansion shall from time to time provide additional information regarding the proper form of Spansion Trademarks, and these Guidelines shall be updated to reflect such additional information, as provided in Section 6.5 of the Agreement. The Spansion Trademarks must be used as adjectives, not as verbs and not possessively. At least once in all printed materials where a particular Spansion Trademark is used (preferably the first reference to such Spansion Trademark), the Spansion Trademark should be followed by the generic name of the AM Product identified by the Spansion Trademark.

Sch. 6.5 - 1
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5.              Trademark Marking Requirements. The proper symbol— ®, TM or SM— for each Spansion Trademark must be used. Although it is not necessary to use a trademark symbol every time a Spansion Trademark is used in printed materials or on packaging, labels or in electronic materials, the symbol should be noted at least once on printed materials, including packaging, labels, advertisements and on-line information such as websites, to designate a trademark of Spansion. If it is not feasible or aesthetically desirable to place the ®, TM or SM symbol with a Spansion Trademark, the Spansion Trademark should be followed, where feasible, by an asterisk (*) that references one of the following footnotes:

(a)	Reg. U.S. Patent and Trademark Office (if applicable).

(b)	This is a trademark of Spansion LLC in the United States and other countries.

(c)	This is a registered trademark of Spansion LLC in the United States and other countries (once again, if applicable).

Alternatively, a designation of Spansion Trademarks on a panel of packaging or at the end of printed materials will suffice. For example, if a press release or detailed advertisement refers to the Spansion Trademarks, the following note could appear at the end of the document:

[SPANSION TRADEMARK] is a trademark of Spansion LLC in the United States and other countries.

Additional factors need to be considered when identifying ownership of the Spansion Trademarks in countries other than the United States. For example, some countries do not recognize the ® symbol. In other countries, improper use of the ® symbol can result in the forfeiture of Trademark rights. Therefore this last approach to identifying ownership of Spansion Trademark should be used for labels, packaging, brochures, advertising or promotional materials intended for use in countries other than the United States.

6.              Proprietary Notices. In addition to use of the proper Trademark designation, proper credit should be attributed to Spansion for all use of Spansion Trademarks. An appropriate trademark proprietary notice must list all Spansion Trademarks that were used in any document or other materials and state that the Spansion Trademarks belong to Spansion. Credits may be placed on the copyright page of a document, with other legal notices, or at the bottom of an advertisement, web page or other matter.

7.              No Disparaging Use. The Spansion Trademarks must not be used in a manner that disparages Spansion and/or the AM Products.

Sch. 6.5 - 1

 [*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.